EXHIBIT 99.1

For additional information contact: Richard S. DeRose (703) 293-7901 For release: August 14, 2012

Information Analysis Inc. Reports Profitable Second Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (OTCBB: IAIC) reported results for the second quarter ended June 30, 2012. Revenues were $2,435,000 compared to $1,620,000 reported in 2011's second quarter. The Company reported net income of $51,000, or $0.00 per share, compared to net income of $47,000, or $0.00 per share in 2011's second quarter. IAI had revenue of $3,949,000 compared to $3,044,000 reported for six months ending June 30, 2011. Net income for the first six months of fiscal 2012 was $29,000, or $0.00 per share, versus net income of $38,000, or $0.00 per share, in the comparable 2011 period.

“ The Company has shown substantially increased revenues over last quarter,” Sandor Rosenberg, Chairman and Chief Executive Officer of IAI said. “ We continue to aggressively pursue the modernization and forms business, and have been awarded a number of new contracts in the last quarter. We expect to remain profitable during the second half of the year.

“We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. These include the failure to obtain sufficient contracts, and to profitably complete those contracts. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2011 and in other filings with the Securities and Exchange Commission.

Information Analysis Reports Second Quarter Results
August 14, 2012

Information Analysis Incorporated
Condensed Income Statements

	Three months ended June 30,
(in thousands, except per share data; unaudited)	2012	2011

Sales:
Professional fees	$1,363	$1,148
Software sales	1,072	472
Total sales	2,435	1,620
Cost of goods sold and services provided:
Cost of professional fees	699	692
Cost of software sales	1,019	366
Total cost of sales	1,718	1,058
Gross margin	717	562
Operating expenses:
Selling, general and administrative	667	517
Operating income	50	45
Other income	1	2
Income before income taxes	51	47
Provision for income taxes	--	--
Net income	$51	$47
Comprehensive income	$51	$47
Net income per share:
Basic and diluted	$0.00	$0.00
Shares used in calculating earnings per share:
Basic	11,199,782	11,196,760
Diluted	11,211,582	11,213,466

Information Analysis Reports Second Quarter Results
August 14, 2012

Information Analysis Incorporated
Condensed Income Statements

	Six months ended June 30,
(in thousands, except per share data; unaudited)	2012	2011

Sales:
Professional fees	$2,528	$2,251
Software sales	1,421	793
Total sales	3,949	3,044
Cost of goods sold and services provided:
Cost of professional fees	1,376	1,285
Cost of software sales	1,323	642
Total cost of sales	2,699	1,927
Gross margin	1,250	1,117
Operating expenses:
Selling, general and administrative	1,224	1,083
Operating income	26	34
Other income	3	4
Income before income taxes	29	38
Provision for income taxes	--	--
Net income	$29	$38
Comprehensive income	$29	$38
Net income per share:
Basic and diluted	$0.00	$0.00
Shares used in calculating earnings per share:
Basic	11,198,271	11,196,760
Diluted	11,215,117	11,209,229

Information Analysis Reports Second Quarter Results
August 14, 2012

Information Analysis Incorporated
Condensed Balance Sheets

	As of	As of
	June 30, 2012	December 31, 2011
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,269	$1,281
Accounts receivable, net	1,057	2,890
Prepaid expenses	446	787
Notes receivable (current portion)	17	7
Total current assets	3,789	4,965
Fixed assets, net	39	40
Note receivable (long term portion)	1	4
Other assets	6	6
Total assets	$3,835	$5,015
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$206	$998
Commissions payable	782	679
Deferred Revenues	443	940
Accrued payroll and related liabilities	275	248
Other accrued liabilities	56	107
Income taxes payable	--	3
Total liabilities	1,762	2,975
Common stock, par value $0.01, 30,000,000 shares authorized;
12,844,376 and 12,839,376 shares issued, 11,201,760 and
11,196,760 shares outstanding as of June 30, 2012, and
December 31, 2011, respectively	128	128
Additional paid in capital	14,578	14,574
Accumulated deficit	(11,703)	(11,732)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	2,073	2,040
Total liabilities and stockholders' equity	$3,835	$5,015